EXHIBIT 99.1

ValueClick Acquires Search Marketing Company Search123

Westlake Village, CA – June 03, 2003 – ValueClick, Inc. (Nasdaq: VCLK), a leading provider of innovative multi-channel media and technology solutions, today announced that it has acquired Search123.com Inc., a privately-held pay-per-click search engine company based in Agoura Hills, California. The acquisition of Search123 will add paid search marketing services to ValueClick’s online media business, and will enable ValueClick to expand its contextual media products.

Under the terms of the agreement, ValueClick acquired all outstanding equity interest in Search123 for an aggregate purchase price of approximately $5 million, including a payment of approximately $3.3 million in cash plus transaction costs and certain liabilities. This transaction was structured as a merger, with Search123 surviving as a wholly-owned subsidiary of ValueClick following the transaction. Founded in June 1999, Search123 operates a pay-for-performance search engine business in which advertisers bid for priority placement on search result pages and pay only when users click on the advertisers’ listings.

“We have been interested in adding search marketing to our portfolio of digital marketing solutions, and Search123 is a great fit with our business objectives and a significant step toward completing our digital marketing solutions set,” said James Zarley, chief executive officer and chairman of ValueClick. “I believe the addition of Search123 rounds out our array of media offerings and enhances our position as a single-source provider of media services and technologies for online marketers. We are excited to welcome Search123 to the ValueClick family.”

“We are pleased to be joining ValueClick, a proven leader in the online advertising industry,” added James K. Beriker, president and chief executive officer of Search123. “We think this is a win-win deal, as Search123 both broadens ValueClick’s product portfolio, and benefits from ValueClick’s online marketing relationships and financial strength. We look forward to helping ValueClick continue to succeed in helping marketers achieve their goals.”

About ValueClick, Inc.

ValueClick, Inc. offers innovative media and technology solutions that enable marketers to achieve their multi-channel goals of acquiring, retaining and growing customer relationships. ValueClick, Inc. has offices worldwide and drives measurable results for clients such as Best Buy, Wells Fargo, eBay, and McCann-Erickson. For more information, please visit www.valueclick.com.

About Search123.com

Based in Agoura Hills, California, Search123.com Inc. (www.search123.com) is a privately held company that operates a pay-per-click search engine in which advertisers bid for priority placement on search result pages and pay only when users click on a listing. By creating revenue-sharing relationships with its distribution partners, Search123 drives targeted traffic to its marketing clients. Search123 is committed to delivering results to its marketing and distribution partners, and to continually evolving the business and technology of paid search and performance-based online marketing.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events